UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2010

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879

(Address of Principal Executive Offices) (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On July 2, 2010, the Company entered into a common stock purchase agreement with Aspire Capital Fund LLC, an Illinois limited liability company (“Aspire”), which provided that, subject to the conditions and limitations in the agreement, Aspire was committed to purchase up to an aggregate of $25.0 million of the Company’s shares of common stock over the term of the purchase agreement.  Following an initial purchase under the agreement of $500,000 in common stock, and the issuance of certain commitment shares valued at $1.0 million, the Company was given the right to require Aspire to purchase up to a certain number of shares per trading day (up to an aggregate limitation) at a price per share calculated in relation to the market price of our common stock.  However, Aspire was not permitted or obligated to purchase shares if the calculated purchase price would be less than $0.34 per share.  Following the foregoing initial purchase, Aspire purchased an additional 800,000 shares for $0.34 per share, for gross proceeds of $272,000.

On November 30, 2010, the Company notified Aspire that it was electing to terminate the common stock purchase agreement, as permitted by the terms of that agreement effective as of December 1, 2010.  Consequently, no further sales will be made to Aspire under the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: December 3, 2010	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer